AMENDED AND RESTATED SMART BALANCE, INC.
FINANCIAL PERFORMANCE INCENTIVE PROGRAM

This document outlines the terms and conditions of the Amended and Restated Smart Balance, Inc. Financial Performance Incentive Program (the “Program”), consisting of an Annual Program and Long-Term Program.

SECTION 1

PROGRAM OBJECTIVES

This Program has been established to strengthen the Company by providing incentives to its employees, officers and consultants and thereby encouraging them to devote their abilities and industry to the success of the Company’s business enterprise through the making of certain incentive cash bonus awards linked to performance goals.

SECTION 2

DEFINITIONS

“Annual Bonus” shall mean the annual bonus amount payable to a Participant pursuant to a Performance Period under the Annual Program. The Annual Bonus may include Interim Bonuses pursuant to Interim Performance Periods.

 “Annual Program” shall mean the annual incentive bonus program component of the Program as described herein.  The Annual Program may provide for Interim Bonuses as well as Annual Bonuses.

 “Board of Directors” shall mean the Board of Directors of the Company.

“Bonus Criteria” shall mean any goals the Compensation Committee establishes that relate to one or more of the following with respect to the Company or other business units: revenue; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; cash operating income; cost of goods sold; ratio of debt to debt plus equity; profit before tax; gross profit; net profit; gross sales (gross revenue); net sales (net revenue); product units sold; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; fair market value of a share of common stock of the Company; basic earnings per share; diluted earnings per share; return on shareholder equity; average accounts receivable (calculated by taking the average of accounts receivable at the end of each month); average inventories (calculated by taking the average of inventories at the end of each month); return on average total capital employed; return on net assets employed before interest and taxes; economic value added; and/or return on year-end equity.

“Change of Control” shall mean the occurrence of any of the following events with respect to the Company:

(i)          any Person (other than an Exempt Person) acquires securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)         any Person acquires, during the twelve (12) month period ending on the date of the most recent acquisition, securities of the Company representing thirty percent (30%) of the Company’s then outstanding voting securities;

(iii)        a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors serving immediately prior to such appointment or election; or

(iv)        any Person, during the twelve (12) month period ending on the date of the most recent acquisition, acquires assets of the Company having a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of the Company’s assets immediately before such acquisition or acquisitions;

but only if the applicable transaction otherwise constitutes a “change in control event” for purposes of Section 409A of the Code and Treas. Reg. §1.409A-3(i)(5).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean Smart Balance, Inc. and its subsidiaries.

“Compensation Committee” shall mean the Compensation Committee of the Board of Directors, or any subcommittee thereof to which authority has been delegated.

 “Eligible Participants” shall mean all (i) permanent full-time employees (defined as at least 32 hours per week) of the Company and (ii) certain consultants of the Company as designated by the Compensation Committee.

“Exempt Person” shall mean (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company in such capacity or (ii) a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

 “Interim Bonus” shall mean any bonus amount payable to a Participant pursuant to an Interim Performance Period under the Annual Program.

“Interim Performance Period” may be, as determined by the Compensation Committee in its sole discretion, a period of one or more calendar quarters, but not a calendar year, with respect to the Annual Program. With respect to the Interim Performance Period from January 1, 2010 – June 30, 2010, the terms of any such bonus shall be governed by the Financial Performance Incentive Program prior to this amendment and restatement.

“Interim Target Bonus Amount” shall mean the Target Percentage for a Participant multiplied by his or her annual base salary with respect to the Interim Performance Period under the Annual Program with annual base salary divided by two if the Interim Performance Period is half a year and divided by four if the Interim Performance Period is a calendar quarter.

“Key Employees” shall mean the Chief Executive Officer, the Chief Operating Officer, and Executive Vice Presidents of the Company.

“Long-Term Bonus” shall mean any bonus amount payable to a Participant pursuant to the Long-Term Program.

 “Long-Term Program” shall mean the long-term incentive bonus program component of the Program as described herein.

“Maximum Bonus Amount” shall mean the maximum bonus amount set by the Compensation Committee for a Participant with respect to a Performance Period under either the Annual Program or Long-Term Program. Except to the extent the Compensation Committee may otherwise determine, each Participant’s Maximum Bonus Amount shall generally equal two times his or her Target Bonus Amount with respect to the Annual Program.

“Named Executive Officers” shall mean the named executive officers for a given year determined in accordance with the applicable rules of the Securities Exchange Act of 1934.

“Participant” shall mean (i) with respect to the Annual Program, those Eligible Participants that are selected to participate in the Annual Program by the Compensation Committee, in its sole discretion, for a particular Performance Period; and (ii) with respect to the Long-Term Program, Key Employees.

“Performance Period” shall mean, (i) with respect to the Annual Program, one calendar year, and (ii) with respect to the Long-Term Program, a period of between one and five calendar years, including periods in six month intervals, as determined in the sole discretion of the Compensation Committee. The Compensation Committee may also provide for Interim Performance Periods under the Annual Program as provided for herein.

“Supplemental Bonus” shall mean any bonus amount for a Participant that may become payable as a result of performance above target for the selected Bonus Criteria with respect to a Performance Period under the Annual Program, payable in the sole discretion of the Compensation Committee in accordance with Sections 7 and 8.  Other than in accordance with Section 5.3, a Participant’s Supplemental Bonus shall not be greater than his or her Maximum Bonus Amount reduced by his or her Target Bonus Amount.

“Target Bonus Amount” under the Annual Program (i) shall mean the Target Percentage for a Participant that is an employee of the Company multiplied by his or her annual base salary with respect to the Performance Period; or (ii) shall be as set forth by the Compensation Committee with respect to a consultant. “Target Bonus Amount” under the Long-Term Program shall be as set forth by the Compensation Committee.

“Target Percentage” shall mean, with respect to Participants that are employed by the Company, the percentage of a Participant’s base salary as set by the Compensation Committee with respect to an Interim Performance or Performance Period under the Annual Program. Target Percentages for the Annual Program are reflected in Annex A, which may be revised by the Compensation Committee from time to time.

SECTION 3

PARTICIPATION

The Annual Program applies to all Eligible Participants with respect to a Performance Period. The Long-Term Program applies to all Key Employees. Designation of an employee or consultant as a Participant with respect to a Performance Period shall not entitle such employee or consultant to designation as a Participant for any other Performance Period.

SECTION 4

BONUS BENCHMARKS

4.1           The Compensation Committee shall (i) determine the length of the Performance Period and Interim Performance Periods, if any; (ii) select one or more of the Bonus Criteria, and if relevant, allocate the relevant weighting between such selected Bonus Criteria,  and establish a performance threshold, target and maximum based on the selected Bonus Criteria with respect to the Performance Period and any Interim Performance Period; and (iii) establish Target Bonus Amounts, Maximum Bonus Amounts and, if any, any Interim Target Bonus Amounts, including with respect to the Annual Program, any revisions to the Target Percentage from those reflected on Annex A. Such determinations shall be made by the earlier of (x) the date on which a quarter of the Performance Period (or Interim Performance Period) has elapsed or (y) the date which is ninety (90) days after the commencement of the Performance Period, and in any event while the performance relating to the selected Bonus Criteria remains substantially uncertain, and communicated to the Key Employees in writing.

4.2           At the time of the granting of a bonus, or at any time thereafter, in either case to the extent permitted under Section 162(m) of the Code without adversely affecting the treatment of the bonus as performance-based compensation which satisfies the requirements of Section 162(m)(4)(C) of the Code, the Compensation Committee may provide for the manner in which performance will be measured against the performance goals (or may adjust the performance goals) to reflect losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, core process redesign, structural changes/outsourcing, foreign exchange impacts, the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events.

4.3           The Compensation Committee reserves the right for each subsequent Performance Period to change the selected Bonus Criteria (from among the Bonus Criteria described herein), to change the performance goals associated with such Bonus Criteria, and, to change the relevant weighting between such selected Bonus Criteria,  and to establish rules governing interpolation between levels of performance for each Bonus Criteria.  In the absence of any special designation by the Compensation Committee, there shall be straight line interpolation between levels of performance for payments between threshold and target and target and maximum performance levels. For the avoidance of doubt, performance at target for all selected Bonus Criteria will result in a Participant receiving his or her Target Bonus Amount (or Interim Target Bonus Amount) for such period. Under the Annual Program, performance above target for a Performance Period will result in a Supplemental Bonus subject to the provisions of Sections 7 and 8. Under the Long-Term Program, performance above target may result in an amount up to the Maximum Bonus Amount based upon such interpolation.

SECTION 5

BONUS CALCULATION

5.1           Subject to Section 5.6, promptly after the end of a Performance Period or Interim Performance Period, the Compensation Committee shall determine the extent to which performance goals pursuant to the selected Bonus Criteria have been achieved and shall determine the bonus amount for each Participant.

5.2           Prior to payment of (i) any Interim Bonus that is payable prior to the end of the calendar year for which such performance relates, to each Key Employee, and (ii) any Annual Bonus, Supplemental Bonus or Long-Term Bonus, to each Named Executive Officer, in each case, the Compensation Committee shall certify in writing (i) whether, and to what extent, the applicable performance levels have been satisfied and (ii) the amount of such bonus. The Compensation Committee may use negative discretion to decrease, but not increase, such bonuses to Key Employees and Named Executive Officers.

5.3           In the sole discretion of the Compensation Committee, any reduction of a bonus to a Participant, may result in an increase in the amount payable to another Participant other than a Key Employee solely with respect to the Annual Program; provided however, that the aggregate amount of the bonuses paid to Participants other than the Key Employees for such Performance Period (or Interim Performance Period) may not exceed (i) the sum of the Target Bonus Amounts (or Interim Target Bonus Amounts) for all such Participants or (ii) the sum of the Maximum Bonus Amounts in the case of Supplemental Bonuses for all such Participants.

5.4           Each bonus payment under the Program shall be paid in accordance with Section 8.

5.5           All bonus payments under the Program are completely discretionary and no Participant shall be deemed to have a vested interest in any bonus payment based solely on performance results or any other facts or circumstances.  Subject to Section 9, a Participant shall have a right to a bonus under the Program only when such bonus is finally approved by the Compensation Committee.

5.6           The Compensation Committee may delegate the authority to determine final individual bonus amounts to a Key Employee for his or her direct reports, provided that authority to determine final awards for the Key Employees may not be delegated. Authority to determine final bonus amounts to consultants may be delegated to the Chief Executive Officer or the Chief Operating Officer.

SECTION 6

CONDITIONS

6.1           Financial Covenants. Under no circumstances will any bonus be paid or accrued under this Program if the accrual or payment of any bonus under this Program would cause an event of default under any credit agreement or loan document of the Company.

6.2           Maximum Payments. The Annual Bonus for each Participant shall not exceed $1,000,000 per Performance Period (calendar year). The Supplemental Bonus for each Participant shall not exceed $1,000,000 per calendar year. The Long-Term Bonus for each Participant shall not exceed $1,250,000 per calendar year for each year of a Performance Period. In addition, the aggregate amount of Long-Term Bonuses for all Participants under the Long-Term Program may not exceed $14,000,000.

SECTION 7

CLAWBACK PROVISION UNDER THE ANNUAL PROGRAM

Payment of any Supplemental Bonus awarded to a Participant who is a Key Employee, Marketing Coordinator, Vice President or Regional Business Manager shall be deferred until the second calendar year following the Performance Period to which the award relates and shall be subject to forfeiture if the applicable performance results for the calendar year immediately following the Performance Period to which the award relates does not equal or exceed the applicable performance results for the calendar year in which the award was earned.  In the event the Bonus Criteria selected for the calendar year immediately following the calendar year to which the award relates are modified, the Participant’s right to receive such Supplemental Bonus shall be determined using the Bonus Criteria originally used to determine the amount of the Supplemental Bonus.

SECTION 8

BONUS PAYMENTS

Subject to Section 9 below, and except as provided in Section 7 above, bonuses shall be paid during the calendar year immediately following the Performance Period to which they relate and in all events on or before March 15 of the calendar year immediately following the Performance Period to which they relate, provided however, in the sole discretion of the Compensation Committee, Interim Bonuses may be paid during the calendar year in which they were earned, provided such payment occurs after the Interim Performance Period to which they relate. Supplemental Bonus awards subject to Section 7 above shall be paid, to the extent not forfeited, in the second calendar year following the Performance Period to which they relate and in all events on or before March 15 of such calendar year.

SECTION 9

EMPLOYMENT REQUIREMENT

As a condition to receiving payment of a bonus for a Performance Period, a Participant must be employed by, or with respect to consultants actively engaged in providing services to, the Company on the date when such bonus is paid.  Generally, a Participant who is not employed by, or actively providing services to, the Company on such date will forfeit all right to such award. However, the Compensation Committee, in its sole discretion, may determine that such a Participant will remain eligible for the actual bonus amount earned in accordance with Section 5, to be payable to such terminated Participant at the same time as payments are made to other Participants; provided however, that the following limitations apply:

a
With respect to the Annual Program, the Participant may not receive more than the Annual Bonus actually earned for the calendar year, multiplied by a fraction, the numerator of which is the number of days in the Performance Period prior to the Participant’s date of termination with the Company, and the denominator of which is 365, and reduced by any Interim Bonus already paid to such Participant with respect to such calendar year.

b
With respect to the Long-Term Program, the Participant may not receive more than the Long-Term Bonus actually earned for the Performance Period, multiplied by a fraction, the numerator of which is the number of days in the Performance Period prior to the Participant’s date of termination with the Company, and the denominator of which is the number of days in the Performance Period.

SECTION 10

MISCELLANEOUS

10.1           Amendment and Termination. The Program shall terminate on the day preceding the tenth anniversary of the date of the adoption of this Amended and Restated Program by the Board of Directors. The Compensation Committee may sooner amend, modify, suspend or terminate the Program at any time; provided however, that (i) no such amendment, modification, suspension or termination shall impair or adversely affect any rights or obligations unless necessary to comply with Section 409A of the Code; and (ii) to the extent necessary under any applicable law or regulation, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law or regulation. This Program supersedes the Financial Performance Incentive Program for all purposes other than with respect to Interim Bonuses for the period of January 1, 2010 – June 30, 2010.

10.2           Performance-Based Compensation.  It is intended that the bonus payments made under this Program are “performance-based compensation” which satisfy the requirements of Section 162(m)(4)(C) of the Code. The Compensation Committee and the Company shall interpret and administer the Program in a manner which ensures such exemption.

10.3           Not Deferred Compensation. It is intended that the bonus payments made under this Program are not “deferred compensation” within the meaning of Section 409A of the Code, and shall be considered a form of “short-term deferral” under Treas. Reg. §1.409A-1(b)(4) such that the Program is exempt from the general application of Section 409A of the Code.  The Compensation Committee and the Company shall interpret and administer the Program in a manner which ensures such exemption.

10.4           Administrative Discretion.  The Compensation Committee shall have the sole and exclusive power and authority to resolve all ambiguities under the Program, to determine participation rights and Bonus amounts, and to otherwise take such action as it deems necessary or appropriate to operate this Program.

10.5           Change of Control.  In the event that the Company experiences a Change of Control, then all Participants with respect to the Performance Period in which such Change of Control occurs shall be entitled to receive, in lieu of any other payment under this Program for such Performance Period, the following:

a
With respect to Participants in the Annual Program, the Participant shall be entitled to receive the greatest of:  (i) his or her Target Bonus Amount under the Annual Program for the Performance Period in which the Change of Control occurs and (ii) the sum of his or her Annual Bonus and any Supplemental Bonus with respect to the prior calendar year (determined without regard to Section 7); or (iii) the sum of his Annual Bonus and any Supplemental Bonus for the calendar year in which the Change of Control occurs determined in accordance with Section 5 based on the performance results for the period from the start of the current Performance Period through the date of the Change of Control; provided that, in any event, such payment amount will be reduced by any Interim Bonuses already paid to such Participant with respect to the Performance Period in which the Change of Control occurs. In addition, any Supplemental Bonus from a prior Performance Period which was not paid or forfeited due to the application of Sections 7 and 8 of the Program shall be deemed earned as of the Change of Control and shall be paid to the Participant entitled to such Supplemental Bonus at the same time as the Change of Control Bonus is paid.

b
With respect to the Long-Term Program, if applicable, the Participant shall also be entitled to receive the greater of (i) his or her Target Bonus Amount for such Participant under the Long-Term Program for any Performance Period in which the Change of Control occurs; or (ii) his or her Long-Term Bonus for the Performance Period in which the Change of Control occurs determined in accordance with Section 5 based on the performance results for the period from the start of the current Performance Period through the date of the Change of Control.

Finally, for purposes of administering bonus payments related to (i) any Performance Period which ends prior to a Change of Control, whereby bonuses for such Performance Period have not yet been paid, or (ii) any Performance Period which would end after the Change of Control without respect to the occurrence of such Change of Control, in either case, the Compensation Committee shall consist solely of those individuals who were members of the Compensation Committee on the day before such Change of Control.

SECTION 11

EFFECTIVE DATE

The Annual Program as set forth herein shall be effective beginning January 1, 2010 and the Long-Term Program as set forth herein shall be effective July 1, 2010; in each case, subject only to the approval by the affirmative vote of holders of a majority of the securities of the Company present or represented, and entitled to vote at a meeting of stockholders duly held in accordance with the applicable laws of the State of Delaware within twelve (12) months of the adoption of the Program by the Board of Directors.